EXHIBIT 21

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business

AccessBank (formerly named First Bank)	Federal Savings and Loan Charter	AccessBank

First Equity Development Corporation	New Mexico	Inactive